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VIA HAND DELIVERY

Alexza Pharmaceuticals, Inc.

2091 Stierlin Court

Mountain View, CA 94043

Re:        Change of Control Agreement

Dear                      :

In consideration of your continued employment, Alexza Pharmaceuticals, Inc. (the “Company”) is pleased to offer you the following agreement regarding your severance benefits (the “Agreement”). This Agreement amends and supersedes any and all prior agreements with respect to your severance benefits and any such prior agreements are hereby expressly superseded and replaced in their entirety by this Agreement and shall have no further force or effect.

1. At-Will Employment. Nothing in this Agreement alters the at-will nature of your employment relationship with the Company. Subject to the terms of this Agreement, either you or the Company may terminate your employment relationship at any time, with or without Cause or advance notice. In particular, nothing expressed or implied in this Agreement will create any right or duty on the part of the Company to have you remain in the employment of the Company or any subsidiary prior to or following any Corporate Transaction.

2. Termination. You and the Company each acknowledge that either party has the right to terminate your employment with the Company at any time for any reason whatsoever, with or without cause or advance notice pursuant to the following:

(a) Termination by Death or Disability. In the event you shall die during the period of your employment hereunder or become permanently disabled, as evidenced by your inability to carry out your job responsibilities for a continuous period of six months, your employment and the Company’s obligation to make payments hereunder shall terminate on the date of your death, or the date upon which, in the sole reasonable determination of the Board of Directors of the Company, you have failed to carry out your job responsibilities for six months, except the Company shall pay you (or your estate) (i) any salary earned but unpaid prior to such termination and all accrued but unused vacation, and (ii) any business expenses incurred by you in connection with your performance of your duties, according to the policies of the Company, that were incurred but not reimbursed as of the date of such termination. Vesting of any of your stock options outstanding on the date of termination shall cease on the date of termination. The Company’s ability to terminate you as a result of any disability shall be to the extent permitted by state and/or federal law.

(b) Voluntary Resignation. In the event you voluntarily resign from your employment with the Company (other than for Good Reason as defined below), the Company’s obligation to make payments hereunder shall cease upon such resignation, except the Company shall pay you (i) any salary earned but unpaid prior to the resignation and all accrued but unused vacation, and (ii) any business expenses incurred by you in connection with your performance of your duties, according to the policies of the Company, that were incurred but not reimbursed as of the date of resignation. Vesting of any of your stock options outstanding on the date of resignation shall cease on the date of resignation.

(c) Termination for Cause. In the event you are terminated by the Company for Cause (as defined below), the Company’s obligation to make payments hereunder shall cease upon the date of receipt by you of written notice and explanation of such termination (the “Date of Termination” for purposes of this paragraph 2(c)), except the Company shall: pay you (i) any salary earned but unpaid prior to the Date of Termination, all accrued but unused vacation and (ii) any business expenses, incurred by you in connection with your performance of your duties, according to the policies of the Company, that were incurred but not reimbursed as of the Date of Termination. Vesting of any stock options outstanding on the Date of Termination shall cease on the Date of Termination.

(d) Termination by the Company Without Cause or Resignation for Good Reason in Connection with a Corporate Transaction. Subject to the terms and conditions of this Agreement, the Company will provide you with Severance Benefits (as defined in Section 3) if a Corporate Transaction occurs and as of, or within three (3) months prior to or twelve (12) months after, the effective time of such Corporate Transaction (i) the Company terminates your employment without Cause or (ii) you resign your employment for Good Reason. You will not be entitled to receive any Severance Benefits if (i) the Company terminates your employment for Cause, (ii) you resign from your employment with the Company other than for Good Reason, (iii) your employment with the Company terminates as a result of your death or disability or (iv) the Company terminates your employment without Cause or you resign your employment for Good Reason other than in connection with a Corporate Transaction as described in the preceding sentence. In addition, to the extent that any federal, state or local laws, including, without limitation, so-called “plant closing” laws, require the Company to give advance notice or make a payment of any kind to you because of your involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the Severance Benefits payable under this Agreement shall be reduced in an amount equal to any such payment received by you, such that the total amounts paid you do not exceed the Severance Benefits specified herein. The Severance Benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of your involuntary termination of employment for the foregoing reasons.

3. Description of Severance Benefits. For purposes of this Agreement, “Severance Benefits” are defined as:

(a) severance pay (the “Severance Pay”) equivalent to twelve (12) months of your Base Salary (as defined below) plus an amount equal to the greater of (i) the annual bonus paid to you for the last completed fiscal year and (ii) the amount of your target bonus established for the fiscal year in which the Notice Date falls; provided that if no target bonus has been established for the fiscal year in which the Notice Date falls, item (ii) shall be the amount of your target bonus established for the immediately preceding fiscal year. The date you are notified that your employment with the Company is being terminated without Cause or the date you notify the Company that you are terminating your employment for Good Reason, shall be referred to herein as the “Notice Date.” Subject to the final sentence of this Section 3, the Severance Pay will be paid in a single lump sum cash payment within seven days after the effective date of the release described below, and will be subject to standard payroll deductions and withholdings;

(b) all stock options, restricted stock units and other stock awards in the Company theretofore granted to you, and any restricted stock owned by you subject to a right of repurchase by the Company, shall vest immediately upon the Notice Date; provided that, the relevant stock option plan and such stock options, restricted stock units and other stock awards, as applicable, shall not have otherwise terminated in accordance with the terms thereof; and

(c) reimbursement of your out of pocket costs to continue your group health insurance benefits (and dependent coverage, if applicable) under COBRA at substantially the same level of coverage in effect immediately prior to the Notice Date for eighteen (18) months following the last day of the month in which your Notice Date occurs, payable in a single lump sum within seven days after the effective date of the release described below, subject to standard payroll deductions and withholdings; provided, that even if you do not elect or are not eligible to receive COBRA, you shall receive the equivalent of such out of pocket costs.

To receive any of the Severance Benefits, you must first sign, date and allow to become effective a general release of claims in favor of the Company in the form attached hereto as Exhibit A (the “Release”). Such Release shall not be signed or dated prior to the Notice Date.

To the extent Severance Benefits pursuant to Section 3 above (A) are paid from the date of termination of your employment through March 15 of the calendar year following such termination, such Severance Benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; (B) are paid following said March 15, such Severance Benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, and (C) are in excess of the amounts specified in clauses (A) and (B) of this paragraph, shall (unless otherwise exempt under Treasury Regulations) be considered separate payments subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payments be delayed until 6 months after your separation from service if you are a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.

4. Parachute Payments.

(a) If any Severance Benefits, payment, distribution or benefit you would receive pursuant to a Corporate Transaction from the Company or otherwise, but determined without regard to any additional payment required under this section 4(a), (“Payment”) would

(i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount that shall fund the payment by you of any Excise Tax on the Payment as well as all income and employment taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment.

(b) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Corporate Transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Corporate Transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

5. Description of Corporate Transaction. For purposes of this Agreement, “Corporate Transaction” is defined as: (i) a sale of substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation if, immediately after the merger or consolidation, the stockholders of the Company immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger or consolidation, or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger or consolidation, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;; (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise if, immediately after the merger, the stockholders of the Company immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or (iv) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities.

6. Definition of Base Salary. For purposes of this Agreement, “Base Salary” means your base salary as of the Notice Date, excluding the following: any type of bonus payments, commissions, incentive payments or any other similar remuneration paid directly to you, or any other income received in connection with stock options, contributions made by the Company under any employee benefit plan, or similar items of compensation.

7. Definition of Cause. For purposes of this Agreement, “Cause” means (i) your arrest for violation of a state or federal criminal law involving the commission of any felony against the Company; (ii) your intentional, material violation of any material written contract or agreement between you and the Company (which, if curable, is not cured within twenty (20) days after written notice thereof by the Company to you); (iii) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (iv) your continued gross misconduct (which, if curable, is not cured within twenty (20) days after written notice thereof by the Company to you). In the event you are terminated for Cause you will not be entitled to the Severance Benefits, pay in lieu of notice, vesting of any shares under any option plan, vesting of any unrestricted shares, or any other such compensation set forth herein, but you will be entitled to all compensation, benefits and unreimbursed expenses accrued through the date of termination. You and the Company acknowledge that this definition of “Cause” is not intended and does not apply to any aspect of the relationship between the Company and any of its employees, including you, beyond determining your eligibility for the Severance Benefits.

8. Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean one or more of the following are undertaken by the Company or the surviving entity in the applicable Corporate Transaction without your express written consent: (i) relocation of your place of work greater than twenty-five miles from your current work location; (ii) a decrease in your base salary; (iii) a reduction in the amount of your annual target bonus opportunity as in effect prior to such decrease; or (iv) a significant diminution in your authority, duties or job responsibilities as in effect immediately prior to the first announcement relating to the Corporate Transaction. You and the Company acknowledge that this definition of Good Reason is not intended and does not apply to any aspect of the relationship between the Company and any of its employees, including you, beyond determining your eligibility for the Severance Benefits.

9. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to your Severance Benefits. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any prior or contemporaneous understandings, discussions, correspondence, agreements, promises, warranties or representations relating to Severance Benefits. This Agreement may not be modified or amended except in writing signed by you and a duly authorized officer of the Company. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company’s principal place of business.

10. Successors and Binding Agreement. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether or not through a Corporate Transaction (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

11. Amendments. No provision of the Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by the Executive and a duly authorized officer of the Company.

12. Severability. If any provision of the Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

13. Independent Counsel. You acknowledge that this Agreement has been prepared on behalf of the Company by counsel to the Company and that this counsel does not represent, and is not acting on your behalf. You have been provided with an opportunity to consult with your own counsel with respect to this Agreement. You understand that the Company does not make any representation or warranty as to the tax treatment of your stock options.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

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The Company appreciates your continuing contributions to Alexza Pharmaceuticals, Inc. Please sign below to indicate your understanding and acceptance of this Agreement and return the signed original to me at your earliest convenience.

Very truly yours,

ALEXZA PHARMACEUTICALS, INC.

By:

Name:

Title:

UNDERSTOOD AND AGREED:

[ ]	Date

EXHIBIT A

RELEASE

In exchange for the Severance Benefits provided under the foregoing Change of Control Agreement with Alexza Pharmaceuticals, Inc. (the “Company”), dated                     , 20__, and except as set forth in this release:

I agree to the terms in the foregoing Agreement.

In consideration of the payment to me of the Severance Benefits set forth in the Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this release, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this release; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this release; (c) I have twenty-one (21) days to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following my execution of this release to revoke the release; and (e) this release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I execute this release.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.

[ ]

Date:

ALEXZA PHARMACEUTICALS, INC.

By:

Name:

Title: